EXHIBIT 21

                            CHEMFAB CORPORATION
                                SUBSIDIARIES


WHOLLY-OWNED SUBSIDIARIES OF CHEMFAB CORPORATION

Hi-Temp Materials, Inc., incorporated under the laws of the state of Illinois.

Birdair Structures, Inc., incorporated under the laws of the state of New York.

Canton Bio-Medical, Inc., incorporated under the laws of the state of New York.

CHEMFAB Overseas Corporation, incorporated under the laws of the state of Delaware.

CHEMFAB Holdings, organized under the laws of the Republic of Ireland.

Halbert Investments, organized under the laws of the Republic of Ireland.

CHEMFAB Luxembourg S.A.R.L., incorporated under the laws of the Grand-Duchy of Luxembourg.

CHEMFAB Europe, organized under the laws of the Republic of Ireland.

Chemical Fabrics Ireland, Ltd., organized under the laws of the Republic of Ireland.

CHEMFAB International Corporation, incorporated under the laws of the state of Delaware.

CHEMFAB FSC, Inc., incorporated under the laws of Barbados, West Indies.

Advanced Facilities, Inc., incorporated under the laws of the state of New York.

Fluorocarbon Fabrications Ltd., incorporated under the laws of the United
Kingdom.

CHEMFAB Holdings U.K. Ltd., incorporated under the laws of the United Kingdom.

Tygaflor Ltd. (formerly CHEMFAB U.K. Ltd.) incorporated under the laws of the United Kingdom.

Iberflon, S.A., incorporated under the laws of Spain.

Scanfluor, ApS., incorporated under the laws of Denmark.

Chemfab (Suzhou) Co., Ltd., incorporated under the laws of the People's Republic of China.

Chemfab do Brasil Industria e Comercio Ltda., incorporated under the laws of Brazil.

Chemfab Japan, LTD., incorporated under the laws of Japan.